EXHIBIT 10.1

February 15, 2018
delivered by email

J. Bruce Robinson

Dear Bruce:

We have received your letter of resignation from our Board of Directors dated February 15, 2018. On behalf of the Board, I would like to thank you for your past service to our company.

This letter is to confirm that, as a result of your agreement to provide consulting services as an Assistant Secretary of Cognex through the close of business on March 23, 2019, your unvested options to acquire shares of Cognex common stock (option nos. AR010322, AR010702 and AR011169) granted to you under Cognex’s Amended and Restated 2007 Stock Option and Incentive Plan (the “Plan”) will continue to vest in the amounts and at the times set forth in the applicable award agreements. After March 23, 2019, there will be no further vesting of your Cognex stock options, and the remaining unvested stock options will automatically terminate. Your rights with respect to your Cognex stock options will continue to be governed in all respects by the terms of the Plan and the applicable award agreements.

Please sign in the space indicated below and return this letter to me.

Sincerely yours,

Robert J. Shillman
Chairman of the Board of Directors

Acknowledged and Agreed:

/s/ J. Bruce Robinson
J. Bruce Robinson

Date: February 15, 2018

Cognex Corporation One Vision Drive Natick, MA 01760-2059 (508) 650-3000 fax (508) 650-3333 www.cognex.com